Exhibit 99.1

COMPANY CONTACT

Sean Mahoney

(240) 744-1150

FOR IMMEDIATE RELEASE

THURSDAY, DECEMBER 20, 2012

DIAMONDROCK CLOSES $74 MILLION SECURED FINANCING ON THE WESTIN WASHINGTON D.C. CITY CENTER HOTEL

BETHESDA, MD, December 20, 2012 – DiamondRock Hospitality Company (the “Company”) (NYSE: DRH) today announced that it closed on a $74 million loan secured by a mortgage on the Westin Washington D,C. City Center. The loan bears interest at a fixed rate of 3.99% and has a term of ten years.

“This financing accomplished several positives for DiamondRock by locking-in low interest rates for 10 years, significantly reducing outstanding borrowings on the Company’s credit facility, and further laddering our maturity schedule. We are very pleased with the attractive long-term financing for this loan.” stated Sean M. Mahoney, Chief Financial Officer of DiamondRock Hospitality Company.

The loan proceeds will be utilized to repay the majority of the outstanding borrowings on the Company’s credit facility. The Company expects to end the year with $20 million outstanding on its $200 million senior unsecured credit facility. After completion of this loan, DiamondRock Hospitality Company has 15 of its 27 hotels unencumbered by any property-specific debt.

About the Company

DiamondRock Hospitality Company is a self-advised real estate investment trust (REIT) that is an owner of premium hotel properties. The Company owns 27 premium hotels with approximately 11,600 rooms and holds the senior mortgage loan on another premium hotel. The Company’s hotels are generally operated under globally recognized brands such as Hilton, Marriott, and Westin. For further information, please visit DiamondRock Hospitality Company’s website at www.drhc.com.

This press release contains forward-looking statements within the meaning of federal securities laws and regulations. These forward-looking statements are identified by their use of terms and phrases such as “believe,” “expect,” “intend,” “project,” “anticipate,” and other similar terms and phrases, including references to assumptions and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. These risks include, but are not limited to: national and local economic and business conditions that will affect occupancy rates at our hotels and the demand for hotel products and services; operating risks associated with the hotel business; risks associated with the level of our indebtedness and our ability to meet covenants in our debt agreements; our ability to complete acquisitions; the performance of acquired properties after they are acquired; necessary capital expenditures on the acquired properties; and our ability to continue to satisfy complex rules in order for us to qualify as a REIT for federal income tax purposes; and other risks and uncertainties associated with our business described from time to time in our filings with the Securities and Exchange Commission. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. All information in this release is as of the date of this release, and we undertake no obligation to update any forward-looking statement to conform the statement to actual results or changes in our expectations.